Exhibit (d)(7)(iv)

September 30, 2010

ING Equity Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

Re:	Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, ING Investments, LLC (“ING Investments”), the Adviser to ING SmallCap Opportunities Fund (the “Fund”), agrees that ING Investments shall, from September 30, 2010 through and including October 1, 2011, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Funds shall be as follows:

	Maximum Operating Expense Ratios (as a percentage of average net assets)
Name of Fund	Class A	Class B	Class C	Class I	Class W
ING SmallCap Opportunities Fund	1.50%	2.25%	2.25%	1.10%	1.25%

ING Investments acknowledges that any fees waived or expenses reimbursed during the term of this Agreement shall not be eligible for recoupment at any time in the future.

ING Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Equity Trust

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Investments, LLC